EXHIBIT 4.1

                         CERTIFICATE OF AMENDMENT TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                  OF KTI, INC.

     Pursuant to the provisions of Sections 14A:7-2(4) and 14A:9-2(2), Corporations, General, of the New Jersey Statutes, the undersigned Corporation executes the following Certificate of Amendment to its Restated Certificate of
Incorporation:

     1.   The name of the corporation is KTI, Inc. (the "Corporation").

     2.   The following resolution was adopted by the Board of Directors of the
Corporation:

     Resolved that a new ARTICLE TENTH relating to the designation, number rights, preferences and limitations of a series of preferred stock shall be added to the Restated Certificate of Incorporation, as amended, and shall read in its entirety as follows:

                                 "ARTICLE TENTH

     Section 1. Designation and Amount. The series of Preferred Stock designated and known as the "Series A Preferred" shall have no par value and the number of shares constituting the Series A Preferred shall be 487,500.

     Section 2. Rank. The Series A Preferred shall rank: (i) prior to all of the Company's Common Stock, no par value ("Common"); (ii) pari passu with any class or series of convertible Preferred Stock or other capital stock of the Company hereafter created, which is convertible into Common or which, when originally issued, was issued simultaneously with Common purchase warrants; and
(iii) junior to any class of preferred stock which is not convertible into any other class of securities of the Company ("Senior Securities"), in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

     Section 3.     Dividends.     If any dividend or other distribution payable
in cash, securities or other property (other than securities of the Company the issuance of which gives rise to adjustment of the Conversion Price as set forth below) is declared on the Common, each holder of shares of Series A Preferred on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same cash, securities or other property which such holder would have received on such record date if such holder was the holder of record of the number (including any fraction) of shares of Common into which the shares of Series A Preferred then held by such holder are then convertible.

     Section 4.     Liquidation Preference.

     (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A Preferred (the "Holders"), shall be entitled to receive, prior to any payment with respect to any shares of Common but after any payment with respect to any outstanding shares of Senior Securities, an amount per share (the "Liquidation Preference") equal to the sum of (i) $8.00 for each outstanding share of Series A Preferred, plus (ii) interest of 8.19 percent per annum calculated based on the number of actual days elapsed in a 365 day year or a 366 day year, as appropriate, plus
(iii) any dividends which have been declared and which the Holders are entitled to receive with respect to each share of Series A Preferred. If upon the occurrence of such event, the assets and funds available to be distributed among the Holders shall be insufficient to permit the payment to such Holders of the full preferential amounts due to such Holders, then the entire assets and funds of the Company legally available for distribution to such Holders and the holders of securities pari passu with the Series A Preferred shall be distributed among the Holders and holders of such pari passu securities on a pro rata basis.

     Section 5. Conversion. The record Holders of Series A Preferred shall have conversion rights as follows (the "Conversion Rights"):

     (a)  Right to Convert.

          (i) Each record Holder of Series A Preferred shall be entitled to convert shares of Series A Preferred at any time into that number of fully-paid and non-assessable shares of Common of the Company calculated in accordance with the following formula (the "Conversion Rate"):

Number of shares issued upon conversion of one (1) share of Series A Preferred =

                           Liquidation Preference
                         ------------------------------
                                Conversion Price

where "Conversion Price" means $8.00, as adjusted herein.

     (b) Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 5(b).

          (i) Subdivision or Combination of Common and Common Dividend. In case the Company shall at any time subdivide its outstanding Common into a greater number of shares or declare a dividend upon the Common payable solely in shares of Common, the Conversion Price in effect immediately prior to such subdivision or declaration shall be proportionately reduced. Conversely, in case the outstanding Common shall be combined into a smaller number of shares of Common, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

          (ii) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Series A Preferred, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, and as a result of which shares of Common of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, or other property, the Holders shall, be given at least 30 days advance written notice of such transaction. The Holders shall then have the right to purchase and receive upon conversion of Series A Preferred, upon the basis and subject to the terms and conditions specified herein and in lieu of the shares of Common immediately theretofore issuable upon conversion, such shares of stock and/or securities or other property as may be issued or payable with respect to or in exchange for the number of shares of Common immediately theretofore purchasable and receivable upon the conversion of Series A Preferred held by such Holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place. In any such case appropriate provisions shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Rate and of the number of shares issuable upon conversion of the Series A Preferred) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Company shall not effect any transaction described in this subsection 5(b)(ii) unless (1) each Holder has been given at least 20 days advance written notice of such transaction, and (2) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Holders such shares of stock and/or securities or other property as, in accordance with the foregoing provisions, the Holders of may be entitled to receive upon conversion of the Series A Preferred. Notwithstanding the foregoing, if any of the events described herein constitutes a Change in Control Transaction, the Holders shall have the option, exercisable by written notice to the Company, to receive the Liquidation Preference for their shares of Series A Preferred pursuant to
Section 4(b) above in lieu of their rights under this Section 5(b)(ii).

          (iii) Dilutive Issuances. If the Company shall sell or issue at any time shares of Common (other than Excluded Securities, as defined in Section 5(b)(viii) below) at a consideration per share less than the Conversion Price then in effect, the Conversion Price shall be adjusted to a new Conversion Price (calculated to the nearest cent) determined by dividing:

               (A) an amount equal to (i) the total number of "Shares Outstanding" (as defined below) immediately prior to such issuance, multiplied by the Conversion Price in effect immediately prior to such issuance plus
(ii) the aggregate of the amount of all consideration, if any, received by the Company upon such issuance; by

               (B) the total number of Shares Outstanding immediately after such issuance or sale.

In no event shall any such adjustment be made pursuant to this Section 5(b)(iii) if it would increase the Conversion Price in effect immediately prior to such adjustment, except as provided in Sections 5(b)(vi) and 5(b)(vii).

          (iv) Definitions. For purposes of this Section 5(b), the following definitions shall apply:

               (A) "Convertible Securities" means any indebtedness or securities convertible into or exchangeable for Common.

               (B) "Options" means any rights, warrants or options to subscribe for or purchase Common or Convertible Securities other than rights, warrants or options to purchase Excluded Securities (as defined in Section 5(b)(viii)).

               (C) "Shares Outstanding" means the aggregate of all shares of Common outstanding and all Common issuable upon exercise of all outstanding Options and conversion of all outstanding Convertible Securities.

          (v) Adjustments. For the purposes of this Section 5(b), the following provisions shall also be applicable:

               (A) Cash Consideration. In case of the issuance or sale of additional shares of Common for cash, the consideration received by the Company therefor shall be deemed to be the amount of cash received by the Company from the recipients or purchasers of the additional shares of Common for such shares of Common.

               (B) Non-Cash Consideration. In case of the issuance (otherwise than upon conversion or exchange of Convertible Securities) or sale of additional shares of Common, Options or Convertible Securities for a consideration other than cash or a consideration a part of which shall be other than cash, the fair value of such consideration as determined by the Board of Directors of the Company in the good faith exercise of its business judgment, irrespective of the accounting treatment thereof, shall be deemed to be the value of the consideration other than cash received by the Company for such securities.

               (C) Options and Convertible Securities. In case the Company shall in any manner issue or grant any Options or any Convertible Securities, the total maximum number of shares of Common issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities (in each case, without giving effect to any future operation of any anti-dilution clauses in any such Option or Convertible Securities at the time of such issuance or grant) at the time such Convertible Securities first become convertible or exchangeable shall (as of the date of issue or grant of such Options or, in the case of the issue or sale of Convertible Securities other than where the same are issuable upon the exercise of Options, as of the date of such issue or sale) be deemed to be issued and to be outstanding for the purpose of this Section 5(b) and to have been issued for the sum of the amount (if any) paid for such Options or Convertible Securities and the amount (if any) payable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable; provided that, subject to the provisions of Section 5(b)(vi), no further adjustment of the Conversion Price shall be made upon the actual issuance of any such shares of Common or Convertible Securities or upon the conversion or exchange of any such Convertible Securities.

          (vi) Change in Option Price or Conversion Rate. If the purchase price provided for in any Option referred to in subsection 5(b)(v)(C), or the rate at which any Convertible Securities referred to in subsection 5(b)(v)(C) are convertible into or exchangeable for shares of Common shall change at any time (other than under or by reason of provisions designed to protect against dilution), then, for purposes of any adjustment required by Section 5(b), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, provided that if such readjustment is an increase in the Conversion Price, such readjustment shall not exceed the amount (as adjusted by Sections 5(b)(i) and 5(b)(v)) by which the Conversion Price was decreased pursuant to Section 5(b)(ii) upon the issuance of the Option or Convertible Security. If the purchase price provided for in any such Option referred to in subsection 5(b)(v)(C), or the additional consideration (if any) payable upon the conversion or exchange of any Convertible Securities referred to in subsection 5(b)(v)(C), or the rate at which any Convertible Securities referred to in subsection 5(b)(v)(C) are convertible into or exchangeable for shares of Common, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of shares of Common upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security; the Conversion Price then in effect hereunder shall, upon issuance of such shares of Common be adjusted to such amount as would have obtained had such Option or Convertible Security never been issued and had adjustments been made only upon the issuance of the shares of Common delivered as aforesaid and for the consideration actually received for such Option or Convertible Security and the shares of Common, provided that if such readjustment is an increase in the Conversion Price, such readjustment shall not exceed the amount (as adjusted by Sections 5(b)(i) and 5(b)(iii) by which the Conversion Price was decreased pursuant to Section 5(b)(iii) upon the issuance of the Option or Convertible Security.

          (vii) Termination Of Option or Conversion Rights. In the event of the termination or expiration of any right to purchase shares of Common under any Option granted after the date hereof or of any right to convert or exchange Convertible Securities issued after the date hereof, the Conversion Price shall, upon such termination, be readjusted to the Conversion Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the shares of Common issuable thereunder shall no longer be deemed to be Shares Outstanding, provided that if such readjustment is an increase in the Conversion Price, such readjustment shall not exceed the amount (as adjusted by Sections 5(b)(i) and 5(b)(iii)) by which the Conversion Price was decreased pursuant to Section 5(b)(iii) upon the issuance of the Option or Convertible Security. The termination or expiration of any right to purchase shares of Common under any Option granted prior to the date hereof or of any right to convert or exchange Convertible Securities issued prior to the date hereof shall not trigger any adjustment to the Conversion Price, but the shares of Common issuable under such Options or Convertible Securities shall no longer be counted in determining the number of Shares Outstanding on the date hereof for purposes of subsequent calculations under this Section 5(b).

          (viii) Excluded Securities. Notwithstanding anything herein to the contrary, the Conversion Price shall not be adjusted pursuant to this Section 5(b) by virtue of the issuance and/or sale of "Excluded Securities", which means the following: (a) up to 682,185 shares of Common, Options or Convertible Securities to be issued and/or sold to employees, advisors (including, without limitation, financial, technical and legal advisers), directors or officers of, or consultants to, the Company or any of its subsidiaries pursuant to a stock grant, stock option plan, stock purchase plan, pension or profit sharing plan or other stock agreement or arrangement existing as of the date hereof and which has been approved by the stockholders of the Company; (b) the reissuance of any expired and unexercised, cancelled or forfeited Options under any plan referred to in subsection (a) above; (c) the issuance of shares of Common, Options and/or Convertible Securities pursuant to Options and Convertible Securities outstanding as of the date hereof; (d) the issuance of shares of Common, Options or Convertible Securities as a stock dividend or upon any subdivision or combination of shares of Common or Convertible Securities; (e) the issuance of shares of Common pursuant to the exercise of certain warrants to be issued in connection with the issuance of the shares of Series A Preferred; or (f) shares of Common or Convertible Securities issued and sold by and for the account of the Company pursuant to an effective registration statement filed by the Company pursuant to the Securities and Exchange Act of 1934, as amended. For all purposes of this Section 5(b), all shares of Common which are Excluded Securities shall be deemed to have been issued for an amount of consideration per share equal to the Conversion Price in effect at the time of issuance.

          (ix) All calculations under this Section 5(b) shall be made to the nearest one half of one cent ($.005) or to the nearest one-tenth of a share, as the case may be.

          (x) Notice of Adjustment. Promptly after adjustment of the Conversion Price, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered Holders at the address of such Holders as shown on the books of the Company. The notice shall be signed by an officer of the Company and shall state the effective date of the adjustment and the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     (c) Mechanics of Conversion. Conversion of the Series A Preferred to Common may be exercised in whole or in part by a Holder telecopying an executed and completed notice of conversion ("Notice of Conversion") to the transfer agent of the Company (the "Transfer Agent"), with a copy to the Company, and delivering the original Notice of Conversion and the certificate representing the shares of Series A Preferred to the Transfer Agent by hand or by express courier within three (3) business days of exercise. Each date on which a Notice of Conversion is telecopied to the Transfer Agent in accordance with the provisions hereof shall be deemed a "Conversion Date." The Transfer Agent will transmit the certificates representing the Common issuable upon conversion of all or any part of the shares of Series A Preferred (together with any certificates for replacement shares of Series A Preferred not previously converted but included in the original certificate presented for conversion) to the Holder via express courier within three (3) business days after the Transfer Agent has received the original Notice of Conversion and certificate for the shares of Series A Preferred being so converted. The Notice of Conversion and certificate representing the portion of the shares of Series A Preferred converted shall be delivered as follows:

               To the Transfer Agent:

               First City Transfer Company
               111 Wood Avenue South, Suite 206
               Iselin, NJ 08830
               Attn.:    Ms. Kathy Zaleski
               (Tel) (908) 205-4517
               (Fax)     (908) 205-4544

               To the Company:

               KTI, Inc.
               7000 Boulevard East
               Guttenberg, NJ 07093
               Attn.:    President
               (Tel)     201-854-7777
               (Fax)     201-854-1771

or to such other person at such other place as the Company shall designate to the Holder in writing. The Company shall immediately notify each Holder of any change of Transfer Agent for the Company or termination of the existing Transfer Agent. If there is no Transfer Agent at any time, all references in this
Section 5(c) to "Transfer Agent" shall be deemed to refer to the Company.

          (i) No Fractional Shares. No fractional shares shall be issued upon the conversion of the Series A Preferred. The Company shall pay to any Holder who has converted all or any portion of the shares of Series A Preferred cash in an amount equal to any fractional shares, such amount of cash to be determined by multiplying the closing trading price on the last trading day prior to the date of the conversion by the amount of the fractional share.

     (d) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any certificates representing shares of Series A Preferred, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the certificate(s), if mutilated, the Company shall execute and deliver new certificate(s) of like tenor and date. However, Company shall not be obligated to re-issue such lost or stolen certificates if Holder contemporaneously requests Company to convert such Series A Preferred into Common.

     (e) Mandatory Conversion. The Series A Preferred is subject to mandatory conversion, at which time all shares of Series A Preferred will automatically be converted at the Conversion Price, (i) upon the completion of a firm underwritten public offering of Common by the Company (a "Public Offering") in which (a) gross proceeds to the Company, before expenses and underwriters' discounts and commissions, of at least $20,000,000 are received, (b) the Common so offered is sold at an offering price per share to the public of at least 200% of the Conversion Price then in effect, and (c) the Holders receive, as a consequence of participation in such Public Offering, net proceeds equal to or greater than $3,900,000 (a Public Offering which meets the conditions set forth in (a), (b) and (c) above being referred to as a "Qualified Public Offering"), or (ii) immediately following the completion of a Public Offering that is not a Qualified Public Offering, but, (a) in which the Company receives gross proceeds, before expenses and underwriters' discounts and commissions, of at least $20,000,000, and (b) upon the "Market Price" (as defined below) for each share of Common exceeding 200% of the Conversion Price then in effect for twenty
(20) consecutive trading days, and the average daily trading volume of the Common for such twenty (20) consecutive day period exceeding 10,000 shares. "Market Price" shall mean the closing bid price for the Common, as reported by the Nasdaq National Market System ("Nasdaq"), or if the Common is not traded on Nasdaq, the closing price or, if not available, the low price of the Common in the over-the-counter market or the principal national securities exchange on which the Common is traded.

     (f) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common such number of its shares of Common as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series A Preferred. The Company covenants and agrees that if at any time it would be unable to fully convert all shares of Series A Preferred then outstanding, it will promptly use its best efforts to obtain stockholder approval, within 135 days thereafter, to amend its Certificate of Incorporation to increase the number of authorized shares of Common by an amount sufficient to permit the conversion of all shares of Series A Preferred then outstanding.

     (g) Redemption By Company.

          (i) Redemption Date. The Company shall redeem all outstanding shares of the Series A Preferred on the fifth anniversary of the date of the issuance of the shares of Series A Preferred (the "Redemption Date").

          (ii) Redemption Price. The redemption price per share of Series A Preferred shall equal $12.00 per share of Series A Preferred (to be adjusted proportionately if the shares of Series A Preferred to which such amount is applicable are subdivided into a greater number or combined into a lesser number).

          (iii) Mechanics of Redemption. The Company shall effect each such redemption by giving notice thereof ("Redemption Notice"), by facsimile, by 5 P.M. New York City time no later than the tenth (10th) business day prior to the Redemption Date and shall provide a copy of such redemption notice by overnight or 2-day courier, to each Holder and the Company's transfer agent for the Series A Preferred ("Series A Transfer Agent"). Such redemption notice shall indicate the applicable redemption price and whether the Company has elected, at its option, to redeem the shares of Series A Preferred for cash (a "Cash Redemption") or for Common (a "Redemption for Stock"). In the event of a Redemption for Stock, the Company shall also specify in the Redemption Notice the number of shares of Common to be issued to the Holder, which shall be based on the following formula:

Number of shares issued upon redemption of one (1) share of Series A Preferred =


                               Redemption Price
                        _________________________________
                            Adjusted Conversion Price

where, the "Adjusted Conversion Price" shall equal ninety five percent (95%) of the average closing bid price of the Common as reported by Nasdaq for the previous ten (10) business days ending on the day before the Redemption Date.

          (iv) Holder's Conversion Rights. Notwithstanding the foregoing, Holder shall have five business days following receipt of the Redemption Notice from the Company to elect, in its sole discretion, to convert all or part of the Series A Preferred otherwise being redeemed. Such conversion shall be effected in accordance with the provisions of Section 5 hereof, and if an appropriate Notice of Conversion is delivered to the Company in a timely manner, such shares of Series A Preferred shall be deemed to be converted and not redeemed.

          (v) Optional Redemption. Upon a "Change of Control Transaction" (as defined herein), the Company shall redeem, at the option of the Holder, upon receipt of a written redemption request from such Holder, the Series A Preferred for the accreted value of the shares of Series A Preferred, which shall be the initial purchase price of $8 per share plus interest of 8.19 percent per annum calculated based on the number of actual days elapsed in a 365 day year or 366 day year, as appropriate, plus any dividends which have been declared and which the Holders are entitled to receive with respect to each share of Series A Preferred. A "Change of Control Transaction," is defined as any merger, consolidation or reorganization of the Company pursuant to which shares of capital stock of the Company are converted into cash, securities or other property in which the holders of a majority of the voting capital stock of the Company (on an as-converted and exercised basis) immediately prior thereto beneficially own, directly or indirectly, less than 50% of the combined voting power of the capital stock of the company surviving or resulting from such merger, consolidation or reorganization.

          (vi) Payment of Redemption Price or Issuance of Share Certificates. Upon receipt of a Redemption Notice, Holder shall send its shares of Series A Preferred being redeemed to the Company or its Series A Transfer Agent, and the Company shall pay the applicable redemption price within three (3) business days of receipt of the shares of Series A Preferred, if a Cash Redemption, or issue certificates representing shares of Common, if a Redemption for Stock. The Company shall not be obligated to deliver the redemption price or shares of Common, as the case may be, unless the shares of Series A Preferred so redeemed are delivered to the Company or its Series A Transfer Agent, or, in the event one or more certificates have been lost, stolen, mutilated or destroyed, Holder delivers to the Company a lost certificate affidavit and indemnification agreement reasonably satisfactory to the Company and the Series A Transfer Agent. Any redemption payment owed to any Holder under this Section 5(g) which is not paid when due shall bear interest at a rate of 4% in excess of the prime rate of interest in effect as announced by KeyBank of New York.

     Section 6. Voting Rights. The Holder of each outstanding share of Series A Preferred shall have the right to one vote for each share of Common into which each such share of Series A Preferred could then be converted (assuming, for this purpose only, that shares of Series A Preferred are convertible into fractional shares) at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date of such vote is taken or any written consent of stockholders is solicited. With respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of shares of Common, shall be entitled to notice of any stockholders' meeting in accordance with the By-Laws of the Company, and shall be entitled to vote, together with holders of shares of Common, with respect to any question upon which stockholders of the Company have the right to vote. With respect to all matters upon which stockholders of the Company are entitled to vote, the holders of outstanding shares of Common and the Holders of all outstanding shares of Series A Preferred shall vote together without regard to class, except as expressly required herein, by the Certificate of Incorporation and the By-Laws of the Company or the Business Corporation Law of the State of New Jersey.

     Section 7. Status of Converted Stock. If any shares of Series A Preferred shall be converted pursuant to Section 5 above, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series A Preferred.

     Section 8. Protective Provision. So long as shares of Series A Preferred are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by the applicable laws of the State of New Jersey) of the Holders of at least a majority of the then outstanding shares of Series A Preferred:

     (a) alter or change the rights, preferences or privileges of the Series A Preferred so as to affect adversely the Series A Preferred;

     (b)  increase the size of the authorized number of Series A Preferred; or

     (c) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the Holders of shares of the Series A Preferred under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     If Holders of at least a majority of the then outstanding shares of Series A Preferred agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred, pursuant to subsection 8(a) above, so as to affect the Series A Preferred, then the Company will promptly deliver notice of such approved change to the Holders that did not agree to such alteration or change."

     3. Such resolution was duly adopted by the Board of Directors of the Corporation on May 28, 1997.

     4. The Restated Certificate of Incorporation, as amended, is amended so that the designation and number of shares of each class and series acted upon in the resolution, and the relative rights, preferences and limitations of each such class and series, are as stated in the resolution.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf this 30th day of May, 1997.

                              KTI, Inc.



                              By: /s/ Robert E. Wetzel
                                   Name:  Robert E. Wetzel
                                   Title:    Senior Vice President